EXHIBIT 3.1c

EIGHTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AMERICAN SERVICE INSURANCE COMPANY, INC.

ARTICLE ONE
The name of the Company shall be AMERICAN SERVICE INSURANCE COMPANY, INC.

ARTICLE TWO
The principal offices of the Company shall be located in Cook County, Illinois.

ARTICLE THREE
The duration of the company shall be perpetual.

ARTICLE FOUR
The Company shall engage in the writing of insurance policies under Article I, Section 4, Classes 2(b), 2(c), led), 2(e), 2(f), 2(g), 2(h), 2(1), 20), 2(k) and 3(a), 3(b), 3(c), 3(d), 3(e), 3(f), 3(g) and 3(h) of the Illinois Insurance Code, as follows:

Class 2 - Casualty, Fidelity, Surety

2(b) Vehicle. Insurance against any loss or liability resulting from or incident to the ownership, maintenance or use of any vehicle (motor or otherwise), draft animal or aircraft. Any policy insuring against any loss or liability on account of the bodily injury or death of any person may contain a provision for payment of disability benefits to injured persons and death benefits to dependents, beneficiaries or personal representatives of persons who are killed, including the named insured, irrespective of legal liability of the insured, if the injury or death for which benefits are provided is caused by accident and sustained while in or upon or while entering into or alighting from or through being struck by a vehicle (motor or otherwise), draft animal or aircraft, and such provision shall not be deemed to be accident insurance.

2(c) Liability. Insurance against the liability of the insured for the death, injury or disability of an employee or other person, and insurance against the liability of the insured for damage to or destruction of another person's property.

2(d) Workers' compensation. Insurance of the obligations accepted by or imposed upon employers under laws for workers' compensation.

2(e) Burglary and forgery. Insurance against loss or damage by burglary, theft, larceny, robbery, forgery, fraud or otherwise, including all householders' personal property floater risks.

2(f) Glass. Insurance against loss or damage to glass including lettering, ornamentation and fittings from any cause.

2(g) Fidelity and surety. Become surety or guarantor for any person, copartnership or corporation in any position or place of trust or as custodian of money or property, public or private; or, becoming a surety or guarantor for the performance of any person, copartnership or corporation of any lawful obligation, undertaking, agreement or contract of any kind, except contracts or policies of insurance; and underwriting blanket bonds. Such obligations shall be known and treated as suretyship obligations and such business shall be known as surety business.

2(h) Miscellaneous. Insurance against loss or damage to property and any liability of the insured caused by accidents to boilers, pipes, pressure containers, machinery and apparatus of any kind and any apparatus connected thereto, or used for creating, transmitting or applying power, light, heat, steam or refrigeration, making inspection of and issuing certificates of inspection upon elevators, boilers, machinery and apparatus of any kind and all mechanical apparatus and appliances appertaining thereto, insurance against loss or damage by water entering through leaks or openings in buildings, or from the breakage or leakage of a sprinkler, pumps, water pipes, plumbing and all tanks, apparatus, conduits and containers designed to bring water into buildings or for its storage or utilization therein, or caused by the falling of a tank, tank platform or supports, or against loss or damage from any cause (other than causes specifically enumerated under Class 3 of this section) to such sprinkler, pumps, water pipes, plumbing, tanks, apparatus, conduits or containers; insurance against loss or damage which may result from the failure of debtors to pay their obligations to the insured; and insurance of the payment of money for personal services under contracts of hiring.

2(i) Other casualty risks. Insurance against any other casualty risk not otherwise specified under Classes 1 or 3, which may lawfully be the subject of insurance and may properly be classified under Class 2.

2(j) Contingent losses. Contingent, consequential and indirect coverages wherein the proximate cause of the loss is attributable to anyone of the causes enumerated under Class 2. Such coverages shall, for the purpose of classification, be included in the specific grouping of the kinds of insurance wherein such cause is specified.

2(k) Livestock and domestic animals. Insurance against mortality, accident and health of livestock and domestic animals.

Class 3 - Fire and Marine, etc.

3(a) Fire. Insurance against loss or damage by fire, smoke and smudge, lightning or other electrical disturbances.

3(b) Elements. Insurance against loss or damage by earthquake, windstorms, cyclone, tornado, tempests, hail, frost, snow, ice, sleet, flood, rain, drought or other weather or climatic conditions including excess or deficiency of moisture, rising of the waters of the ocean or its tributaries.

3(c) War, riot and explosion. Insurance against loss or damage by bombardment, invasion, insurrection, riot, strikes, civil war or commotion, military or usurped power, or explosion (other than explosion of steam boilers and the breaking of fly wheels on premises owned, controlled, managed, or maintained by the insured.)

3(d) Marine and transportation. Insurance against loss or damage to vessels, craft, aircraft, vehicles of every kind, (excluding vehicles operating under their own power or while in storage not incidental to transportation) as well as all gods, freights, cargoes, merchandise, effects, disbursements, profits, moneys, bullion, precious stones, securities, chooses in action, evidences of debt, valuable papers, bottomry and respondentia interests and all other kinds of property and interests therein, in respect to, appertaining to or in connection with any or all risks or perils of navigation, transit, or transportation, including war risks, on or under any seas or other waters, on land or in the air, or while being assembled, packed, crated, baled, compressed or similarly prepared for shipment or while awaiting the same or during any delays, storage, transshipment, or reshipment incident thereto, including marine builder's risks and all personal property floater risks; and for loss or damage to persons or property in connection with or appertaining to marine, inland marine, transit or transportation insurance, including liability for loss of or damage to either arising out of or in connection with the construction, repair, operation, maintenance, or use of the subject matter of such insurance, (but not including life insurance or surety bonds); but, except as herein specified, shall not mean insurances against loss by reason of bodily injury to the person; and insurance against loss or damage to precious stones, jewels, jewelry, gold, silver and other precious metals whether used in business or trade or otherwise and whether the same be in course of transportation or otherwise, which shall include jewelers block insurance; and insurance against loss or damage to bridges, tunnels and other instrumentalities of transportation and communication (excluding buildings, their furniture and furnishings, fixed contents and supplies held in storage) unless fire, tornado, sprinkler leakage, hail, explosion, earthquake, riot and civil commotion are the only hazards to be covered; and to piers, wharves, docks and slips, excluding the risks of fire, tornado, sprinkler leakage, hail, explosion, earthquake, riot and civil commotion; and to other aids to navigation and transportation, including dry docks and marine railways, against all risk.

3(e) Vehicle. Insurance against loss or liability resulting from or incident to the ownership, maintenance or use of any vehicle (motor or otherwise), draft animal or aircraft, excluding the liability of the insured for the death, injury or disability of another person.

3(f) Property damage, sprinkler leakage and crop. Insurance against the liability of the insured for loss or damage to another person's property or property interests from any cause enumerated in this class; insurance against loss or damage by water entering through leaks or openings in buildings, or from the breakage or leakage of a sprinkler, pumps, water pipes, plumbing and all tanks, apparatus, conduits and containers designed to bring water into buildings or for its storage or utilization therein, or caused by the falling of a tank, tank platform or supports or against loss or damage from any cause to such sprinklers, pumps, water pipes, plumbing, tanks, apparatus, conduits or containers; insurance against loss or damage from insects, diseases or other caused to trees, crops or other products of the soil.

3(g) Other fire and marine risks. Insurance against any other property risk not otherwise specified under Classes 1 or 2, which may lawfully be the subject of insurance and may properly be classified under Class 3.

3(h) Contingent losses. Contingent, consequential and indirect coverages wherein the proximate cause of the loss is attributable to any of the causes enumerated under Class 3. Such coverages shall, for the purpose of classification, be included in the specific grouping of the kinds of insurance wherein such cause is specified.

ARTICLE FIVE
(1) The corporate powers of the Company shall be exercised by, and its business and affairs shall be under the control of a Board of Directors composed of not less than three (3) nor more than twenty-one (21) natural persons. At least three (3) of such Directors shall be residents and citizens of the State of Illinois.

(2) The first Board of Directors shall be elected at the first meeting of Shareholders and all Directors shall be elected annually thereafter at the annual meeting of the Shareholders.

(3) In all elections for Directors, every Shareholder has the right to vote, in person or by proxy, for the number of shares owned by him for as many persons as there are Directors to be elected, and the Directors so elected shall hold office until the next annual meeting of the Shareholders or until their successors have been elected and qualified.

(4) The Board of Directors shall have the sale power to make, alter, amend or repeal the By-Laws for the government and regulation of the Company's affairs.

ARTICLE SIX
(1) The amount of the authorized capital of the company shall be $13,650,000 ($3,650,000 for common stock and $10,000,000 for preferred stock); the aggregate number of shares which the Company shall have authority to issue shall be 1,000,000 shares of common stock and 100,000 shares of preferred stock. The number of common shares issued and sold as paid-up capital shall be 273,973, and the par value of each common share shall be $3.65. The number of shares of preferred stock issued and sold as paid-Up capital shall be 20,000 and the par value of each such share of preferred stock shall be $100.

(2) The Board of Directors shall have the power, by appropriate resolution, to authorize the issuance or sale at any time or from time to time of the whole or any part of said 100,000 shares authorized but unissued $100 par value preferred stock as additions to paid-up capital and to authorize the issuance or sale at any time or from time to time of the whole or any part of said 1,000,000 authorized but unissued common shares as additions to paid-up capital pursuant to one or more permits issued at any time or from time to time by the Director of Insurance of the State of Illinois. Subject to any necessary prior approval required by the Director of Insurance of the State of Illinois, the Board of Directors may, at any time or from time to time:

(a) Divide any or all of the preferred stock into classes;

(b) Determine for any class established by the Board, its designation, number of shares, and relative rights, preferences, and limitations;

(c) Increase the number of shares of any class established by the Board, as long as the number together with the number of shares of all classes of preferred stock, does not exceed the number of those shares authorized pursuant to these Articles of Incorporation;

(d) Decrease the number of shares of any class established by the Board to a number not less than the number of shares of that class then outstanding;

(e) Change the designation, number of shares, relative rights, preferences, or limitations of the shares of any class established by the Board, no shares of which have been issued;

(f) Cause to be executed and filed without further approval of the shareholders of this Company, any amendment or amendments to these Articles of Incorporation as may be required to accomplish any of these amendments.

ARTICLE SEVEN
(1) The 20,000 shares of preferred stock issued and sold shall be designated as "Class A $7 Non-Voting Cumulative Convertible Preferred Stock" and are hereinafter referred to as "Class A Preferred Stock".

(2) The holders of the Class A Preferred Stock shall be entitled to receive, and the Company shall pay on those shares, fixed cumulative cash dividends at an annual rate of $7 for each share and no more. This right to receive and obligation to pay shall arise as, if, and when declared by the Board of Directors from the funds of the Company properly available for the payment of dividends in any fiscal year. Unless otherwise provided by the Board of Directors, these dividends shall be payable quarterly on the first business day in the months of January, April, July, and October. Dividends on the Class A Preferred Stock shall be cumulative from the original issue of each share of the Class A Preferred Stock to the extent not paid, whether earned or not earned. No dividends or other distributions shall be declared or paid on, nor shall there be a redemption of, the common shares or any shares of the Company that rank lower in priority to the Class A Preferred Stock with respect to payment of dividends unless and until all accrued and unpaid dividends on the Class A Preferred Stock shall have been paid or have been declared and funds set aside for the payment of them.

(3) In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of the Class A Preferred Stock shall be entitled to be paid the amount of $100 for each share, together with all accrued and unpaid dividends on the shares, and no more, before any distribution to the holders of the common shares or any other shares of the Company ranking lower in priority to the Class A Preferred Stock with respect to distribution on liquidation.

(4) The Company shall have the right, at its option and on notice as provided in this Paragraph 4, to redeem at any time all or any portion of the Class A Preferred Stock at a price of $100 for each share, together with all accrued and unpaid dividends on those shares. In all cases of redemption of the Class A Preferred Stock, thirty days' advance written notice of the redemption shall be given by the Company through registered mail addressed to the shareholders whose shares are to be redeemed at their respective addresses appearing on the books of the Company. If notice is given and if on or before the date set for redemption that Company shall have set aside all funds necessary for the redemption, then on and after the dates set for redemption all of these shares shall no longer be outstanding, all dividends on these shares shall cease to accrue, and all rights of the holders of these shares shall terminate, except the right to receive the amount payable on redemption of the shares, without interest, on due surrender of the certificate representing the shares. Funds necessary for redemption shall be considered to be set aside only if they are held separate and apart from other corporate funds in trust for the benefit of the holders of the shares with respect to which the notice of redemption is given. If only a portion of the Class A Preferred Stock is redeemed, the shares to be redeemed shall be selected by lot.

(5) Except as otherwise required by law, the holders of the shares of the Class A Preferred Stock shall not be entitled to vote.

(6) No sooner than one year after issuance, shares of the Class A Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable common shares of the Company, calculated to the nearest 1/100th of a share, at the rate of 2.7778 common shares for each share of the Class A Preferred Stock. If the shares are called for redemption and if payment of the redemption price has been duly provided for by the date fixed for redemption, then the holder may exercise this conversion option until and including the close of business on the date fixed for redemption but not after that date. Exercise of a conversion option shall be subject to the procedure set forth below.

(7) The holder of each share of the Class A Preferred stock may exercise the conversion privilege by delivering to the Company the share to be converted accompanied by written notice that the holder elects to convert the share. Conversion shall be deemed to have been effected immediately before the close of business on the date when delivery is made, which is the conversion date. On the conversion date, or as soon as practicable after that date, the Company shall issue and deliver to the holder of shares of the Class A Preferred Stock surrendered for conversion a certificate for the number of common shares issuable on the conversion of the shares of the Class A Preferred Stock. The person in whose name the stock certificate is to be issued shall be deemed to have become a holder of record of the common shares represented in the certificate on the conversion date. No adjustment shall be made for any dividends on the converted shares of the Class A Preferred Stock or for dividends on the common shares issued on conversion.

(8) The number of common shares and the number of shares of any other classes of the Company's shares into which each share of the Class A Preferred Stock is convertible shall be subject to adjustment from time to time only as follows:

(a) If the Company declares a dividend payable in common shares and subsequently pays that dividend, subdivides or splits the outstanding common shares, combines the outstanding common shares into a smaller number of shares, or issues or permits to be issued by reclassification of common shares of any shares of the Company, then each holder of a share of the Class A Preferred Stock shall be entitled on the conversion of each of these shares to receive for each share the number and kind of shares that he or she would have been entitled to receive if he or she had exercised the conversion rights immediately before any of these corporate actions. The adjustment shall become effective immediately at the opening of business on the day nest following the record date for purposes of paying a dividend or on the day on which the subdivision, split, combination or reclassification shall become effective.

(b) If the Company at any time or times shall distribute to the holders of common shares evidences of indebtedness, stock or other securities, or assets, or shall issue rights or warrants to subscribe to any common shares, the number of common shares onto which each share of the Class A Preferred Stock shall subsequently be convertible shall be determined by multiplying the number of common shares into which the share of the Class A Preferred Stock was previously convertible by a fraction. The numerator of this fraction shall be the current market price for each common share, ad defined in Subparagraph (d) below, at the record date. The denominator of the fraction shall be the current market price for each common share less the fair market value of that portion of the evidence of indebtedness, stock or other securities, or assets distributed or subscription rights or warrants issues that is applicable to one common share. The fair market value shall be determined by the Board of Directors and the determination shall be conclusive. This Subparagraph (b) shall not apply to cash dividends payable from earnings or earned surplus, the distribution specified in Subparagraph (a) above, except for those related to combinations, and shall not apply to the rights or warrants referred to in Subparagraph (c) below. This adjustment shall be made whenever the distribution is made or the rights or warrants are issued. On distribution or issuance this adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution or the rights or warrants. For purposes of this Subparagraph (b), earnings or earned surplus shall be computed by adding to it all charges against earned surplus on account of dividends paid in common shares in respect of which an adjustment has been made pursuant to Subparagraph (a) above. This computation shall be determined by the independent public accountants then regularly auditing the accounts of the Company and the determination shall be conclusive.

(c) If the Company at any time shall issue rights or warrants to all holders of common shares entitling them to subscribe for or purchase common shares for a period expiring within sixty days after the record date for determining the shareholders entitled to receive the rights or warrants and at a price for each share that is less than the current market price for each common share; as defined in Subparagraph (d) below, at the record date, the number of common shares into which each share of the Class A Preferred Stock shall subsequently be convertible shall be determined by multiplying the number of common shares into which each share of the Class A Preferred Stock was previously convertible by a fraction. The numerator of this fraction shall be the number of common shares outstanding on the record date for issuance of the rights or warrants plus the number of additional common shares offered for subscription or purchase. The denominator of this fraction shall be the number of common shares outstanding on the record date for issuance of the rights or warrants plus the number of common shares that the aggregate offering price of the total number of shares offered would purchase at the current market price. This adjustment shall be made whenever the rights or warrants are issued, and on issuance it shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights or warrants.

(d) For the purpose of any computation under Subparagraph (b) or (c) above, the current market price for each common share at any date shall be the amount determined on that date by an independent appraiser selected by the Company. If the Company contemplates an event requiring an adjustment of the conversion rate based on the current market price of the common shares, the Company shall retain an independent appraiser who shall render his or her report on the current market price on or as soon as practicable after the event requiring the adjustment. All conversions of shares of the Class A Preferred Stock that occur after the date on which an adjustment under this Paragraph is to occur but before any required appraisal is completed shall be at the rate prior to the adjustment, but any additional shares that would have been issued if the appraisal had been completed shall be issued after the appraisal is completed.

(e) No adjustment in the number of common shares into which each share of the Class A Preferred Stock is convertible shall be required unless the adjustment would require an increase or decrease of at least 1/1000th of a share in the number of common shares into which the share of the Class A Preferred Stock is then convertible. However, any adjustments that by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(f) Whenever any adjustment is required in the shares into which each share of the Class A Preferred Stock is convertible, the Company shall keep available at its principal office a statement describing in reasonable detail the adjustment and the method of calculation used.

(g) The Company shall not be required to issue fractional common shares on conversion of shares of the Class A Preferred Stock. If more than one share of the Class A Preferred Stock shall be surrendered for conversion at one time by the same holder; the number of full common shares issuable on conversion shall be computed on the basis of the aggregate number of shares surrendered. If any fractional interests in a common share would be deliverable on the conversion of any shares of the Class A Preferred Stock, the Company shall, instead of delivering the fractional share for it, make an adjustment for it in the cash at its redemption value.

(9) The Company shall at all times reserve and keep available out of the authorized but unissued common shares or common shares held in the treasury of the Company, the outstanding number of common shares into which the shares of the Class A Preferred Stock are convertible. If an adjustment requires an appraisal that is not completed at the time the adjustment is to be effective, the Company shall reserve and keep available out of the authorized but unissued common shares or common shares held in the treasury of the Company, the full number of common shares into which the shares of the Class A Preferred Stock then outstanding are convertible plus the full number of additional shares into which those shares would be convertible on the basis of the estimated market value of these shares determined in good faith by the Board of Directors. After the appraisal is completed, the number of shares to be reserved and kept available by the Company shall be the number determined pursuant to the first sentence of this Paragraph.

(10) The provisions of this Article Seven shall be subject to any necessary prior approval required by the Director of Insurance of the State of Illinois.

CERTIFICATE OF CORPORATE SECRETARY

I, Mary Ann Callaghan, Secretary of American Service Insurance Company Inc., an Illinois corporation, do hereby certify that the attached is a true, correct and complete copy of the Eighth Amended and Restated Articles of Incorporation of American Service Insurance Company, Inc., adopted by unanimous written consent of the Board of Directors on June 1, 2009, and that the same is in full force and effect and has not been rescinded, canceled or amended.

IN WITNESS WHEREOF, I have hereunto subscribed my name this fifteenth day of June, 2009.

/s/ Mary Ann Callaghan

Mary Ann Callaghan
Secretary